Exhibit 99.1

The Bancorp, Inc. Announces Pricing of Common Stock Offering

Wilmington, DE – December 18, 2012 – The Bancorp, Inc. (“Bancorp” or the “Company”) (NASDAQ: TBBK) announced today that it has priced a public offering of 4.0 million shares of common stock at $11.00 per share for gross proceeds of approximately $44.0 million. The Company expects to close the sale of the shares on or about December 21, 2012, subject to customary closing conditions. Sandler O’Neill + Partners, L.P. is acting as the book-running manager and Sterne, Agee & Leach, Inc. is acting as co-manager for the offering. The underwriters will have a 30-day option to purchase up to an additional 600,000 shares of common stock from Bancorp to cover over-allotments, if any.

Bancorp has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Prospective investors should read the prospectus in that registration statement, the prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and the prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, 1251 Avenue of The Americas, 6th Floor, New York, NY 10020, (866) 805-4128.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Bancorp
The Bancorp, Inc. is a financial holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank’s regional community bank division serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

Cautionary Statement Regarding Forward Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements made in this press release regarding Bancorp which are not historical facts are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties, which could cause actual results to differ materially from those contained in the forward looking statement, include those discussed in Bancorp’s filings with the SEC, including the “risk factors” section of the prospectus supplement. Bancorp does not undertake to update forward-looking statements in this press release or with respect to matters described herein, except as may be required by law.

Contact:

The Bancorp, Inc.
Andres Viroslav, 215-861-7990
andres.viroslav@thebancorp.com
or
Sandler O’Neill + Partners, L.P.
Syndication Department, 866-805-4128